Exhibit 10.1

SEPARATION AGREEMENT

January 3, 2007

Mr. Narendra Popat
[Intentionally omitted]

Dear Narendra:

In consideration for your long-term contributions to NetScout Systems, Inc. (“NetScout”) and in connection with the termination of your employment contemplated herein, this letter agreement outlines and confirms the terms and conditions of severance and other benefits being offered to you as a result of your separation from employment with NetScout.

1. Termination. Your employment with NetScout will terminate as of 5:00 p.m. on January 19, 2007 (the “Separation Date”).

2. Advisor to CEO.  Until the third anniversary of the date hereof, you will act as advisor to the current CEO of NetScout, Anil Singhal, at reasonable times by telephone or in person by mutual agreement, to respond to inquiries regarding matters in which you were involved during your employment with NetScout. Your role as an advisor shall immediately terminate if NetScout is sold, whether by merger, sale of assets or otherwise, or if Anil Singhal ceases to serve as the CEO of NetScout.

3. Severance Payments and Benefits. Until the day that you turn 65 years of age, provided that you (a) sign this Agreement and (b) comply with the provisions of this Agreement (subject to Section 12(a) below), NetScout will provide you with the following payments and benefits:

a) Severance. NetScout will pay you severance of $16,208 per month, minus any withholdings as required by law. Such payments will be paid concurrently with NetScout’s ordinary payroll, but no less than monthly. This severance will be paid to you no later than the 15th day of each calendar month beginning on the month following your Separation Date. In order to provide for a cost of living increase with respect to certain benefits to be borne by you that the monthly payments under this Section 3(a) are intended to cover, $4,443 of such monthly

Mr. Narendra Popat
January 3, 2007

payments will be adjusted on January 1, 2008 and, with respect to such adjusted amount, on January 1 of each following calendar year in which NetScout is required to make such payments by the percentage change in the Consumer Price Index (CPI-U), U.S. City Average, all items, published by the United States Bureau of Labor Statistics, during the immediately preceding calendar year. The foregoing notwithstanding, any adjustment due to the percentage change in the CPI-U shall not decrease any payments to be made pursuant to this Section.

b) Benefits. NetScout will either (a) continue your coverage under NetScout’s group health, dental and vision plans at no expense to you or (b) will pay for you to obtain similar and comparable benefits.

c) Executive Assistant and Office Space. During the period in which you are providing advisory services under this Agreement, NetScout will provide you with office space and provide you with access to an executive assistant.

d) Section 409A Prohibited Payments. In order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), for the period from June 15, 2007 through June 30, 2007, NetScout will not make any payments to you that are taxable under the Code, and NetScout will make any such payments you were otherwise entitled to during such period under this Agreement on July 1, 2007.

4. Other Payments.

a) FY 2007 Bonus. With respect to the period that you were employed by NetScout during its fiscal year 2007, you will be eligible to receive a fiscal year 2007 year-end bonus based on Company performance and other objectives as determined and awarded by the Board of Directors, which bonus shall be paid at the same time or times as other executive level officers of NetScout, other than from June 15, 2007 through June 30, 2007, but in no event later than December 31, 2007.

b) Vacation. NetScout will pay you the balance of your vacation days accrued but not yet taken as of the Separation Date, minus tax withholdings as required by law.

5. Death Before Age 65. In the event that you die before the age of 65, until the date that you would have turned 65:

a) NetScout will pay the balance of the severance payments payable under Section 3(a) of this Agreement to your wife (or in the event of your wife’s death, your estate) in a lump sum on a net present value basis in a matter mutually agreed by NetScout and Mr. Popat’s survivors. NetScout will make such lump sum payment (i) if you die before November 1 of the year of your death, not later than December 31 of such year, provided that NetScout will make such payment within thirty (30) days after written notice of your death, or the death of your wife, if such notice is given prior to November 1 of such year or (ii) if you die on or after

Mr. Narendra Popat
January 3, 2007

November 1 of the year of your death, on the earliest date reasonably practicable in the following January.

b) NetScout will continue to provide your wife and children with group health, dental and vision benefits at no expense to them, to the extent they are eligible for coverage under such group plans, or will pay for them to obtain similar and comparable benefits for as long as they would have been eligible for coverage if you had continued to work as an employee of NetScout until you turned 65.

6. Confidential Information; Return of Company Property. You agree to treat as strictly confidential all proprietary and other confidential information of NetScout, and to not at any time, without NetScout’s prior written consent, reveal or disclose to any person outside of NetScout, or use for your own benefit or for the benefit of any other person or entity, any confidential information concerning NetScout’s business, clients, or employees. Confidential information includes, without limitation, financial information, reports, forecasts, intellectual property, trade secrets, know-how, software, market or sales information and plans, client lists, business plans, prospects and opportunities. All documents, records, materials, computers, software, equipment, office entry keys, credit cards and other physical property, and all copies of the same that have come into your possession or been produced by you in connection with your employment, have been and remain the sole property of NetScout. You agree that you will return all such property to NetScout, or certify its destruction, no later than the third anniversary of the date hereof.

7. General Release of Claims. In consideration of the promises made in this Agreement, you on behalf of yourself and your heirs, executors, administrators and assigns, hereby release and forever discharge NetScout and its parents and affiliates, and each of their respective officers, directors, employees, agents, successors and assigns (the “Released Parties”), from any and all suits, claims, demands, debts, sums of money, damages, interest, attorneys’ fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims of law or in equity, whether now known or unknown, which you now have or ever have had against the Released Parties, or any of them, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, Mass. G.L. c. 148 and 151B, and any other federal, state or local statute, regulation, ordinance or common law creating employment-related causes of action, and all claims related to or arising out of your employment or your separation from employment with NetScout. Nothing in this General Release shall prevent you from seeking to enforce your rights under this Agreement and your rights under the Indemnification Agreement between you and NetScout dated as of September 13, 2006.

8. Second General Release of Claims. You agree that, on your Separation Date, you will sign and deliver to NetScout a second General Release of Claims containing substantially the same provisions of Section 7 with such changes as may be necessary or deemed desirable by

Mr. Narendra Popat
January 3, 2007

NetScout because of changes in applicable law, releasing NetScout and its parents and affiliates, and each of their respective officers, directors, employees, agents, successors and assigns from any and all claims that may have arisen between the date you sign this Agreement and the third anniversary of the date hereof. Your eligibility to continue to receive the severance and benefits described in Section 3 is conditional upon your signing and delivering to NetScout this second General Release of Claims as provided in this Section 8. Nothing in this Second General Release shall prevent you from seeking to enforce your rights under this Agreement and your rights under the Indemnification Agreement between you and NetScout dated as of September 13, 2006.

9. Affirmation of Continuing Obligations. You hereby acknowledge and reaffirm your continuing obligations under the Non-Competition Agreement dated January 15, 1999 between you and NetScout.

10. Confidentiality of Agreement. Unless your public disclosure of this Agreement is required, you agree to keep strictly confidential, not to make public and not to disclose to anyone in any manner the terms of this Agreement except to your immediate family or other heirs entitled to a benefit hereunder, state and federal tax authorities, your attorneys, tax preparers, accountants or other professional advisers, and as may be necessary to enforce this Agreement or upon court order.

11. CONSULTATION WITH COUNSEL; TIME FOR SIGNING; REVOCATION. YOU HAVE THE RIGHT TO CONSULT WITH AN ATTORNEY OF YOUR OWN CHOICE PRIOR TO SIGNING THIS AGREEMENT. YOU HAVE UNTIL TWENTY-ONE (21) DAYS FROM YOUR RECEIPT OF THIS AGREEMENT TO DECIDE WHETHER TO SIGN IT. YOU WILL HAVE SEVEN (7) DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE YOUR SIGNATURE. IF YOU INTEND TO REVOKE YOUR SIGNATURE, YOU MUST DO SO IN WRITING ADDRESSED AND DELIVERED TO ME PRIOR TO THE END OF THE 7-DAY REVOCATION PERIOD. THIS AGREEMENT SHALL NOT BE EFFECTIVE, AND NEITHER NETSCOUT NOR YOU SHALL HAVE ANY RIGHTS OR OBLIGATIONS HEREUNDER, UNTIL THE EXPIRATION OF THE 7-DAY REVOCATION PERIOD.

12. General Provisions.

a) Right to Cure. NetScout will provide you with written notice in the event that it determines you have failed to comply with the provisions of this Agreement, and you shall have 30 business days to cure any such noncompliance after delivery of such written notice to you.

b) Severability. You agree that if any of the provisions of this Agreement are declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected.

Mr. Narendra Popat
January 3, 2007

c) Enforcement; Applicable Law; Jurisdiction. This Agreement is intended to operate as a contract under seal and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. You hereby agree that any dispute concerning or arising out of this Agreement shall be brought in any court of competent jurisdiction within the Commonwealth of Massachusetts, and you hereby consent to jurisdiction in such courts.

d) Entire Agreement; No Representations. This Agreement constitutes the entire agreement between you and NetScout concerning the terms and conditions of your separation from employment with NetScout and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between you and NetScout, except as provided in Section 9 and except as provided under the Indemnification Agreement between you and NetScout dated as of September 13, 2006. You agree that NetScout has not made any statements or promises to you regarding the meaning or implication of any provision of this Agreement other than as stated herein.

e) Modification and Waiver. This Agreement may be amended or modified only in a writing signed by you and an authorized representative of NetScout. The failure of you or NetScout at any time to require the performance of any provision of this Agreement shall in no manner affect either party’s right at a later time to enforce the same provision.

f) Section 409A. It is the intention of the parties that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to any person pursuant to Section 409A of the Code. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall be interpreted, applied and to the minimum extent necessary, amended, so that this Agreement does not fail to meet, and is operated in accordance with, the requirements of Section 409A of the Code. It is the intent of the parties that any such amendment will give you substantially the same economic value as contained in this Agreement. Any reference in this Agreement to Section 409A of the Code shall also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

g) Successors and Assigns. All of the terms and conditions hereof shall be for and inure to the benefit of and shall bind the successors and assigns of NetScout. NetScout shall cause any successor to NetScout’s business (whether by merger, consolidation, sale of assets or otherwise) to agree to be bound by NetScout’s obligations under this Agreement, including, without limitation, this Section 12(g).

Mr. Narendra Popat
January 3, 2007

Please indicate your understanding and acceptance of this Agreement by signing and returning one copy to me. The other copy is for your records.

Very truly yours, /s/ Anil Singhal Anil Singhal CEO NetScout Systems, Inc.

Accepted and Agreed:

/s/ Narendra Popat Narendra Popat	Dated: January 3, 2007